Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 02:14 PM 06/19/2006 FILED 02:11 PM 06/19/2006 SRV 060587774 — 2364850 FILE

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ARQULE, INC.

ArQule, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies, as follows:

1. At a meeting of the Board of Directors of the Corporation on January 19, 2006, at which a quorum was present and voting, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, the directors voted unanimously to amend the Corporation’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock the Corporation is authorized to issue, subject to approval of the amendment by the stockholders of the Corporation.

2. The proposed amendment was approved by the stockholders of the Corporation on May 18, 2006 at the annual meeting of the Corporation conducted in accordance with Sections 212 and 242 of the General Corporation Law of the State of Delaware.

3. Therefore, the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of the existing Article FOURTH and substituting in its place the following paragraph:

FOURTH: The Corporation shall be authorized to issue one hundred and one million (101,000,000) shares of capital stock, which shall be divided into one hundred million (100,000,000) shares of Common Stock, par value $0.01 per share, and one million (1,000,000) shares of Preferred Stock, par value $0.01 per share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 16th day of June, 2006:

ARQULE, INC.

By:	/s/ Stephen A. Hill
Stephen A. Hill
President and Chief Executive Officer

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ARQULE, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 2006, AT 2:11 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2364850 8100		/s/ Harriet Smith Windsor
060587774		Harriet Smith Windsor, Secretary of State
	SEAL	AUTHENTICATION: 4836981

DATE: 06-19-06